Exhibit 10.2

NRG Energy, Inc.

804 Carnegie Center

Princeton, New Jersey 08540

February 13, 2017

Bluescape Energy Partners LLC
BEP Special Situations 2 LLC
200 Crescent Court, Suite 1900
Dallas, Texas 75201

Ladies and Gentlemen:

This letter (this “Agreement”) constitutes the agreement between NRG Energy, Inc., a Delaware corporation (the “Company”), Bluescape Energy Partners LLC, a Delaware limited liability company (“BEP”), and BEP Special Situations 2 LLC, a Delaware limited liability company (“BEP SS2,” and, together with BEP, the “Investors”).  Each of the Company and the Investors is individually a “Party” and collectively they are the “Parties.”  Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in paragraphs 11 or 12 hereof.

1.                                      New Directors.  Effective as of the date hereof, (a) immediately prior to the execution and delivery of this Agreement, Howard E. Cosgrove and Edward R. Muller shall resign from the board of directors of the Company (the “Board”) and, (b) upon the execution and delivery of this Agreement and immediately following the effectiveness of such resignations, the Board shall appoint C. John Wilder, Jr. (the “New Investor Director”) and Barry T. Smitherman (the “New Independent Director,” and together with the New Investor Director, the “New Directors”) as new members of the Board to fill the directorship vacancies created by such resignations.  Concurrently with the execution of this Agreement, Lawrence S. Coben shall become chair of the Board. Notwithstanding anything to the contrary in this Agreement, if the aggregate number of shares of the Company’s common stock beneficially owned by the Investors and their controlling and controlled Affiliates decreases to an amount below 6,245,771 shares of the Company’s outstanding common stock (as such number may be adjusted to take into account any stock split, reverse stock split, stock dividend, reclassification or similar event with respect to the Company’s common stock occurring after the date hereof) (a “Bluescape Shortfall Event”), then (i) the Board may, in its sole discretion, request that the New Investor Director resign from the Board and any committees of the Board of which the New Investor Director is a member at such time, in which case, the Investors shall cause the New Investor Director to promptly deliver his or her written resignation to the Board (which shall provide for immediate resignation), and (ii) upon such resignation, the obligations of each of the Parties under this Agreement shall terminate.

2.                                      The Company shall include the New Directors on its slate for election as directors of the Company at the 2017 Annual Meeting; provided that, if a Bluescape Shortfall Event has occurred, then the Company shall have no obligation pursuant to this sentence with respect to the New Investor Director.  If the New Investor Director resigns (other than pursuant to the last sentence of paragraph 1 or the last sentence of paragraph 3), is removed (other than for cause), or is otherwise unable or unwilling to serve as a director at any time during the Restricted Period, then the Investors shall select a replacement New Investor Director who is reasonably acceptable to the Company and who satisfies the Board membership criteria set forth in the Company’s Corporate Governance Guidelines.  Such replacement for the New Investor Director shall, as promptly as reasonably practicable following the date on which the New Investor Director ceases to be a director of the Company (taking into account the Company’s director review process, which the Company shall commence promptly upon such resignation and complete as promptly as practicable), be appointed to the Board and the Committee, in each case, to serve the unexpired term of the departed New Investor Director with respect thereto, and shall be considered the New Investor Director for all purposes of this Agreement. Except as provided in the last sentence of paragraph 3, any other vacancy on the Board (including (a) any vacancy resulting from any removal of any New Director for cause or (b) the resignation of the New Investor Director in accordance with the last sentence of paragraph 1) or, subject to this paragraph 2 and paragraph 6, any vacancy on any committee of the Board, in any case, occurring during the Restricted Period, shall be filled by the Board upon the recommendation of the Governance and Nominating Committee of the Board.  Any new committee of the Board established after the date hereof during the Restricted Period shall have at least one (1) New Director as a member thereof.  During the Restricted Period, the number of directors shall not exceed thirteen (13) without the prior written consent of the Investors.  No decrease in the size of the Board during the Restricted Period shall affect the membership of the New Directors.

3.                                      As a condition to the appointment of any replacement for any New Director to the Board and any New Director’s nomination for election as a director at any Annual Meeting (including the 2017 Annual Meeting), such replacement or New Director, as applicable, shall provide any information that the Company reasonably requires, including information required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and shall consent to appropriate background checks, to the extent, in each case, consistent with the information and background checks required by the Company in accordance with past practice with respect to other members of the Board.  If, at any time, the Board learns that the New Investor Director has committed, been indicted or charged with, or made a plea of nolo contendre to a felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, then (a) the Board may, in its sole discretion, request that the New Investor Director resign from the Board and any committees thereof, in which case, the Investors shall cause the New Investor Director to promptly deliver his written resignation to the Board (which shall provide for immediate resignation) and, (b) as promptly as practicable following such resignation (taking into account the Company’s director review process, which the Company shall commence promptly upon such resignation and complete as promptly as practicable), (i) the Company and the Investors shall mutually agree upon a replacement for the New Investor Director and (ii) such replacement shall be appointed to the Board and the Committee, in each case, to serve the unexpired term of the departed New Investor Director with respect thereto, and shall be considered the New Investor Director for all purposes of this Agreement.

4.                                      In connection with the 2017 Annual Meeting (and any adjournments or postponements thereof), the Company shall (a) recommend that the Company’s stockholders vote in favor of the election of each of the Company’s nominees (including the New Directors), (b) solicit proxies for each of the Company’s nominees (including the New Directors), (c) cause all Company common stock represented by proxies granted to it (or any of its officers, directors or representatives) to be voted in favor of each of the Company’s nominees (including the New Directors) and (d) otherwise support the New Directors for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees; provided that, if a Bluescape Shortfall Event has occurred, then the Company shall have no obligation pursuant to this sentence with respect to the New Investor Director.  In connection with any Annual Meeting (and any adjournments or postponements thereof) held during the Restricted Period, the Investors shall cause to be present for quorum purposes and vote or cause to be voted all Company common stock beneficially owned by them or their controlling or controlled Affiliates and which they or such controlling or controlled Affiliates are entitled to vote on the record date for such Annual Meeting in favor of (i) the election of directors nominated by the Board and (ii) otherwise in accordance with the Board’s recommendation on any non-Extraordinary Transaction related proposals; provided that, for the avoidance of doubt, for purposes of this paragraph 4, shares of Company common stock underlying physically-settled swap instruments held by the Investors or their controlling or controlled Affiliates shall not be deemed to be “beneficially owned” by such Investors or their controlling or controlled Affiliates, as applicable.

5.                                      The Parties acknowledge that the New Directors, upon election to the Board, (a) shall serve as members of the Board and shall be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related-party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policies, and corporate governance policies of the Company (collectively, “Company Policies”) as other directors, and (b) shall be required to preserve the confidentiality of, and not disclose to any Person (including any Investor or any other Restricted Person), non-public information of the Company or any of its subsidiaries, including discussions or matters considered in meetings of the Board or Board committees, and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company; provided that the New Investor Director shall be permitted to disclose confidential information regarding the Company to the Investors in accordance (and solely in accordance) with the Investor Confidentiality Agreement.  The Company represents and warrants that all Company Policies in effect as of the date hereof are publicly available on the Company’s website or described in its proxy statement filed with the SEC on March 16, 2016, or have otherwise been provided to the Investors, and such Company Policies shall not be amended prior to the appointment of the New Directors.  For the avoidance of doubt, during the Restricted Period, the Investors and their respective Affiliates may initiate private communications with any Third Party with respect to the Company, its subsidiaries and its and their respective Affiliates so long as such communications comply with the applicable terms of this Agreement.  During the Restricted Period, no changes may be made to the Company Policies, and no new Company Policies may be adopted, in each case, that materially interfere with the arrangements contemplated hereby.

6.                                      The Board shall take all action necessary to establish, effective upon the execution and delivery of this Agreement, an ad hoc committee of the Board (the “Committee”).  The Committee shall be authorized and empowered to consider, investigate, review, evaluate and make recommendations to the Board regarding, the Company’s (a) operational and cost excellence initiatives, (b) potential portfolio and/or asset de-consolidations, dispositions and optimization, (c) capital structure and allocation and (d) broader strategic initiatives.  Except as otherwise authorized or empowered by the Board, the Committee shall only be authorized and empowered to take the foregoing actions and shall not (i) be entitled to authorize, approve, adopt, ratify, negotiate, or otherwise take any action with respect to any transaction, agreement, offer, proposal, arrangement or otherwise, whether preliminary or definitive, or (ii) have or exercise any authority to approve any action of the Company or its subsidiaries.  The Committee shall remain in existence during the Committee Period.  At all times during the Committee Period, the Committee shall be comprised of five (5) members, initially consisting of the New Investor Director, the New Independent Director, Mauricio Gutierrez, Anne C. Schaumburg and Paul W. Hobby.  At all such times during the Committee Period as the New Investor Director or New Independent Director, as the case may be, is a member of the Board, such New Investor Director or New Independent Director, as applicable, shall also serve as a member of the Committee.  A majority of the members of the Committee shall be independent directors. In the event that any vacancy on the Committee during the Committee Period occurs as a result of the resignation or removal of any of Mauricio Gutierrez, Anne C. Schaumburg or Paul W. Hobby, the Board shall promptly appoint one of the individuals listed on Schedule I to fill such vacancy; provided that, if any individual listed on Schedule I ceases to be a member of the Board for any reason, then Schedule I shall be deemed to be automatically amended (A) to remove the name of the individual who has ceased to be a member and (B) to add the name of the individual who has been elected to the Board to fill the vacancy thereon created by the former member’s departure.  For purposes hereof, an independent director is a director who meets the definition of “independent director” under the listing standards of the New York Stock Exchange and is affirmatively determined to be “independent” by the Board consistent with past practice.  During the Committee Period, the chair of the Committee shall be the New Investor Director.  The Board shall adopt a charter of the Committee that authorizes the Committee to retain, at the expense of the Company, such outside counsel, experts and other advisors and consultants as the Committee determines is appropriate to assist it in the full performance of its duties.  During the Committee Period, the charter of the Committee shall not be amended in any manner inconsistent with the immediately preceding sentence without the prior written consent of the Investors.  Effective upon the execution and delivery of this Agreement, the Board shall appoint the New Investor Director to serve as a member of the Finance and Risk Management Committee of the Board during the Committee Period.  The Board shall consider in good faith the appointment of the New Independent Director to any other committees of the Board in existence as of the date hereof.  The Board shall not establish an executive committee or any other new committee of the Board after the date hereof during the Restricted Period unless at least one New Director is appointed to serve as a member thereof.

7.                                      Promptly following the execution and delivery of this Agreement (but in any event within one (1) business day after the date hereof), the Company shall issue a press release in the form attached hereto as Exhibit A (the “Company Press Release”) and each Party shall not, and shall cause its Affiliates and its and their respective principals, directors, members, general partners, officers, employees and agents and representatives acting on their behalf not to, make any statement inconsistent with the Company Press Release in connection with the announcement of this Agreement.  Each of the Investors shall not, and shall cause its other Restricted Persons not to, issue any press release in connection with the execution of this Agreement.  Additionally, promptly following the execution and delivery of this Agreement (but in any event within one (1) business day after the date hereof), the Company shall file a Current Report on Form 8-K (the “Company 8-K”), which shall report the entry into this Agreement.  The Investors shall promptly, but in no event prior to the issuance by the Company of the Company Press Release and the filing by the Company of the Company 8-K, prepare and file an amendment to the Schedule 13D with respect to the Company originally filed by the Investors with the SEC on January 17, 2017 (such amendment, the “Schedule 13D”) disclosing their entry into this Agreement and amending the Schedule 13D, as appropriate.  Each of the Schedule 13D and the Form 8-K shall be consistent with the Company Press Release and the terms of this Agreement.  The Schedule 13-D shall be in form and substance reasonably acceptable to the Company and the Investors, and the Company 8-K shall be in form and substance reasonably acceptable the Company and the Investors.

8.                                      From the date of this Agreement until the Expiration Date or until such earlier time as the restrictions in this paragraph 8 terminate as provided herein (such period, the “Restricted Period”), each of the Investors shall not, and shall cause its Affiliates and its and their respective principals, directors, general partners, officers, employees, and agents and representatives acting on their behalf (collectively, “Restricted Persons”) not to, directly or indirectly, absent prior express written invitation or authorization by the Board:

(a)                                 engage in any “solicitation” (as such term is used in the proxy rules of the SEC) of proxies or consents with respect to the election or removal of directors of the Company or any of its subsidiaries or any other matter or proposal relating to the Company or any of its subsidiaries or become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents;

(b)                                 knowingly encourage or advise any Person or knowingly assist any Person in encouraging or advising any other Person (i) with respect to the giving or withholding of any proxy or consent relating to, or other authority to vote, any Voting Securities, or (ii) in conducting any type of referendum relating to the Company or any of its subsidiaries (other than such encouragement or advice that is consistent with management’s recommendation in connection with a particular matter);

(c)                                  form, join or act in concert with any “group” as defined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any Voting Securities, other than solely with the other Investors and Affiliates of the Investors with respect to Voting Securities;

(d)                                 acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any Third Party in the acquisition of, any Voting Securities of the Company, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to Voting Securities, in each case, if such acquisition, offer, agreement or transaction would result in the Investors having beneficial ownership of more than 4.99%, or economic exposure to more than 9.9%, of the outstanding common stock of the Company;

(e)                                  sell, offer or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying common stock of the Company held by the Investors to any Third Party;

(f)                                   make or in any way participate, either alone or in concert with others, directly or indirectly, in any tender offer, exchange offer, merger, consolidation, acquisition, business combination, purchase of a division, purchase of substantially all of the assets, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company or any of its subsidiaries or its or their respective securities or assets (each, an “Extraordinary Transaction”) (it being understood that the foregoing shall not restrict the Restricted Persons from tendering shares, receiving payment for shares or otherwise participating in any such transaction initiated by a Third Party on the same basis as other stockholders of the Company or any of its subsidiaries, or from participating in any such transaction that has been approved by the Board or the board of any subsidiary of the Company); or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or any of its subsidiaries or the Board or the board of any subsidiary of the Company that would reasonably be expected to require a public announcement regarding any of the types of matters set forth above in this clause (f);

(g)                                  enter into a voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement other than (i) this Agreement, (ii) solely with the other Investors or Affiliates of the Investors, or (iii) granting proxies in solicitations approved by the Board or the board of any subsidiary of the Company;

(h)                                 engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including any put or call option or “swap” transaction with respect to any security (other than a broad-based market basket or index)) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the Voting Securities;

(i)                                     (i) seek, alone or in concert with others, election or appointment to, or representation on, the Board or the board of any subsidiary of the Company or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board or any such other board, except as set forth herein, (ii) seek, alone or in concert with others, the removal of any member of the Board or any such other board, except as expressly set forth herein, or (iii) conduct a referendum of stockholders of the Company or any of its subsidiaries;

(j)                                    make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise) relating to the Company or any of its subsidiaries;

(k)                                 make any request for stock list materials or other books and records of the Company or any of its subsidiaries under Section 220 of the General Corporation Law of the State of Delaware or other statutory or regulatory provisions providing for shareholder access to books and records;

(l)                                     except as set forth herein, make any public proposal with respect to (i) any change in the number or term of directors or the filling of any vacancies on the Board or the board of any subsidiary of the Company, (ii) any material change in the capitalization or dividend policy of the Company or any of its subsidiaries, (iii) any other material change in management, business or corporate structure of the Company or any of its subsidiaries, (iv) any waiver, amendment or modification to the certificate of incorporation or by-laws (“Governing Documents”) of the Company or any of its subsidiaries, or other actions which may impede the acquisition of control of the Company or any of its subsidiaries by any Person, (v) causing a class of securities of the Company or any of its subsidiaries to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (vi) causing a class of equity securities of the Company or any of its subsidiaries to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(m)                             institute, solicit, assist or join any litigation, arbitration or other proceeding against or involving the Company or any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions) in order to effect or take any of the actions expressly prohibited by this paragraph 8; provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Restricted Person from (i) instituting litigation to enforce the provisions of this Agreement; (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against a Restricted Person, (iii) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement or the topics covered in the correspondence between the Company and the Restricted Persons prior to the date hereof, or (iv) exercising statutory appraisal rights; provided, further, that the foregoing shall also not prevent the Restricted Persons from responding to or complying with a validly issued legal process;

(n)                                 enter into any negotiations, agreements or understandings with any Third Party to take any action that the Investors are prohibited from taking pursuant to this paragraph 8;

(o)                                 publicly disclose any intention, plan or arrangement inconsistent with any provision of this paragraph 8; or

(p)                                 make any request or submit any proposal to amend or waive the terms of this Agreement, in each case which would reasonably be expected to result in a public announcement of such request or proposal;

provided that (A) the restrictions in this paragraph 8 shall terminate automatically upon the earliest of: (i) as a non-exclusive remedy for any such breach, five (5) business days after written notice is delivered to the Company by the Investors following a material breach of this Agreement by the Company (including, without limitation, a failure to appoint the New Directors or otherwise constitute the Board in accordance with paragraph 1, a failure to establish the Committee in accordance with paragraph 6, or a failure to issue the Company Press Release in accordance with paragraph 7) if such breach has not been cured within such notice period; provided further, that none of the Investors is in material breach of this Agreement at the time such notice is given; (ii) the announcement by the Company that it has entered into a definitive agreement with respect to any Extraordinary Transaction that would result in the acquisition by any Person of more than 50% of the Voting Securities of the Company; (iii) the commencement of any tender or exchange offer (by any Person other than the Investors or their Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any Person of more than 50% of the Voting Securities, where the Company files with the SEC a Schedule 14D-9 (or any amendment thereto) that does not recommend that its stockholders reject such tender or exchange offer (provided that nothing herein shall prevent the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act in response to the commencement of any tender or exchange offer); (iv) such time as the Company files with the SEC or delivers to its stockholders a preliminary proxy statement, definitive proxy statement or other proxy materials in connection with the 2017 Annual Meeting that are inconsistent with the terms of this Agreement; and (v) the adoption by the Board of any amendment to the Company’s Governing Documents, each as in effect on the date hereof, that would reasonably be expected to impair the ability of a stockholder to submit nominations of individuals for election to the Board or stockholder proposals in connection with any Annual Meeting; and (B) nothing in this paragraph 8 shall prevent any Investor from making (i) any public or private statement or announcement in compliance with paragraph 9 with respect to any Extraordinary Transaction that is publicly announced by the Company or a Third Party, or (ii) any factual statement made to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the Investor from whom information is sought (so long as such process or request did not arise as a result of discretionary acts by any Investor or any of its Affiliates).  Notwithstanding anything to the contrary in this Agreement, nothing in this paragraph 8 shall prohibit or restrict any New Director (solely in his or her capacity as a director of the Company) from exercising his or her fiduciary duties as a director of the Company or restrict his or her discussions solely among other members of the Board and/or management, advisors, representatives or agents of the Company.

9.                                      During the Restricted Period, each of the Company and the Investors shall refrain from making, and shall cause their respective Affiliates and its and their respective principals, directors, members, general partners, officers, employees and agents and representatives acting on their behalf not to make or cause to be made any statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other Persons, that constitutes an ad hominem attack on, or otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of, (a) in the case of statements or announcements by any of the Investors, the Company or any of its Affiliates, subsidiaries or advisors, or any of its or their respective current or former officers, directors or employees, and (b) in the case of statements or announcements by the Company, the Investors and the Investors’ advisors, their respective employees or any individual who has served as an employee of the Investors and the Investors’ advisors.  The foregoing shall not (i) restrict the ability of any Person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the Person from whom information is sought or (ii) apply to any private communications between the Investors, their respective Affiliates and its and their respective principals, directors, members, general partners, officers and employees, on the one hand, and the Company or any of its subsidiaries, directors, officers or employees, on the other hand.

10.                               The Company hereby agrees that the New Investor Director may provide confidential information of the Company to the Investors and their Affiliates subject to, and solely in accordance with the terms of, a confidentiality agreement in the form attached hereto as Exhibit B (the “Investor Confidentiality Agreement”) (which the Investors agree to execute and deliver to the Company simultaneously with the Investors’ execution and delivery of this Agreement).  The Investors hereby acknowledge that they and their Affiliates are aware that United States securities laws may restrict any person who has material, non-public information about a company from purchasing or selling any securities of such company while in possession of such information.  Accordingly, for so long as C. John Wilder, Jr. continues to serve as a director of the Company, the Investors shall, and shall cause their Affiliates to, purchase and sell securities of the Company only in compliance with applicable law and the Company’s insider trading policy, a copy of which has been provided to the Investors.

11.                               As used in this Agreement, the term (a) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and shall include Persons who become Affiliates of any Person subsequent to the date of this Agreement; provided that “Affiliates” of a Person shall not include any entity, solely by reason of the fact that one or more of such Person’s employees or principals serves as a member of its board of directors or similar governing body, unless such Person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); provided that, for the avoidance of doubt, C. John Wilder, Jr., shall be deemed an Affiliate of the Investors; (b) “Annual Meeting” shall mean the annual meeting of stockholders of the Company, and any reference to an Annual Meeting preceded by a calendar year (e.g., “2017”) shall mean the Annual Meeting to occur during such calendar year; (c) “beneficially own”, “beneficially owned” and “beneficial ownership” shall have the meaning set forth in Rules 13d-3 and 13d-5(b)(l) promulgated under the Exchange Act; (d) “business day” shall mean any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed; (e) “Committee Period” shall mean the period from and after the date hereof until the earliest of (i) the 2018 Annual Meeting, (ii) the date that the Board fails to re-nominate the New Investor Director as a director of the Company in connection with an Annual Meeting and (iii) the date that the New Investor Director resigns or is removed for cause as a director of the Company (for the avoidance of doubt, it is understood and agreed that the Board shall have no obligation to re-nominate any New Director as a director of the Company following the 2017 Annual Meeting); (f) “controlled,” “controlling” and “controlled by” shall have the meanings set forth in Rule 12b-2 promulgated under the Exchange Act; (g) “Independent” shall mean that a Person (x) (i) shall not be an employee, director, general partner, manager or other agent of an Investor or of any Affiliate of an Investor, (ii) shall not be a limited partner, member or other investor in any Investor or any Affiliate of an Investor and (iii) shall not have, and shall not have had, any agreement, arrangement or understanding, written or oral, with any Investor or any Affiliate of an Investor regarding such Person’s service on the Board (except as disclosed in writing to the Company prior to the execution and delivery of this Agreement or, with respect to any replacement director, prior to his or her appointment), and (y) shall be an independent director of the Company under the Company’s independence guidelines, applicable law and the rules and regulations of the SEC and the New York Stock Exchange; (h) “Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (i) “SEC” means the United States Securities and Exchange Commission; (j) “Third Party” shall mean any Person that is not a Party or an Affiliate thereof, a member of the Board, a director or officer of the Company, or legal counsel to any Party; and (k) “Voting Securities” shall mean the shares of common stock of the Company  and any other securities thereof entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.

12.                               “Expiration Date” shall mean the earlier of (i) December 31, 2018, and (ii) thirty (30) days prior to the first day of the time period established pursuant to the Company’s by-laws for stockholders to deliver notice to the Company of director nominations to be brought before the 2019 Annual Meeting; provided, however, that if the Company provides written notice to C. John Wilder, Jr. of its intent not to nominate him in connection with the 2018 Annual Meeting, then the “Expiration Date” shall mean the earlier to occur of (x) the subsequent resignation of C. John Wilder, Jr. as a director of the Company and (y) the expiration of his term as a director of the Company at the 2018 Annual Meeting.  Notwithstanding the foregoing, if the New Investor Director remains a director of the Company as of the first day following the date that would otherwise constitute the Expiration Date in accordance with the immediately preceding sentence, then the Expiration Date shall automatically be extended until the earlier to occur of (1) the New Investor Director’s resignation or removal as a director of the Company and (2) the expiration of his or her term as a director of the Company at any Annual Meeting following the 2018 Annual Meeting.  The Parties agree and acknowledge that the Board shall have no obligation to re-nominate any New Director as a director of the Company at any Annual Meeting following the 2017 Annual Meeting.  The Company agrees that (i) it shall deliver written notice of its determination not to nominate the New Investor Director at any Annual Meeting following the 2017 Annual Meeting no later than thirty-five (35) days before the first day of the time period established pursuant to the Company’s by-laws for stockholders to deliver notice to the Company of director nominations to be brought before such Annual Meeting and (ii) absent delivery of such written notice within such period, the Company shall be required to nominate the New Investor Director for election to the Board at such subsequent Annual Meeting.

13.                               Each of the Investors, severally and not jointly, represents, warrants and agrees that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such Investor, enforceable against it in accordance with its terms; (b) except as disclosed in writing to the Company prior to the execution and delivery of this Agreement or, with respect to any replacement director, prior to his or her appointment, neither it nor any of its Affiliates has or will during the Restricted Period have, any agreement, arrangement or understanding, written or oral, with any New Director or any other member of the Board pursuant to which such individual has been or will be compensated for his or her service as a director on, or nominee for election to, the Board; and (c) as of the date of this Agreement, (i) the Investors and their respective Affiliates collectively beneficially own an aggregate of 7,807,214 shares of Voting Securities of the Company and (ii) none of the Investors nor any of their respective Affiliates, is a party to any swap or hedging transactions or other derivative agreements of any nature with respect to the Voting Securities of the Company.

14.                               The Company represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; (b) this Agreement does not require the approval of the stockholders of the Company; (c) this Agreement does not violate any law, any order of any court or other agency of government, the Company’s Governing Documents, each as in effect on the date hereof; and (d) the committees listed in Schedule II constitute all of the committees of the Board in existence as of the date hereof.

15.                               The Company and each of the Investors each acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof, (a) the non-breaching Party shall be entitled to seek injunctive and other equitable relief, without proof of actual damages; (b) the breaching Party shall not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching Party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party.  Such remedies shall not be the exclusive remedies for a breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.

16.                               This Agreement (including its exhibits and schedules) and the Investor Confidentiality Agreement constitute the only agreement between the Investors and the Company with respect to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.  Any purported transfer requiring consent without such consent shall be void.  No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Party affected thereby, and then only in the specific instance and for the specific purpose stated therein.  Any waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.  The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

17.                               If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.  The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

18.                               This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.  Each of the Parties (a) irrevocably and unconditionally consents to the personal jurisdiction and venue of the federal or state courts, in each case, located in Wilmington, Delaware; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it shall not bring any action relating to this Agreement or otherwise in any court other than such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum.  The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 20 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.  Each of the Parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such Party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them.  No Party shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

19.                               This Agreement is solely for the benefit of the Parties and shall not be enforceable by any other Person.

20.                               All notices, consents, requests, instructions, approvals and other communications provided for herein, and all legal process in regard hereto, shall be in writing and shall be deemed validly given, made or served when delivered in person, by electronic mail, by overnight courier or two (2) business days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:

If to the Company to:

NRG Energy, Inc.
804 Carnegie Center

Princeton, New Jersey 08540

Attn:                    Brian Curci

E-mail:        brian.curci@nrg.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022-4834
Attn:                    Thomas W. Christopher

Stephen B. Amdur
E-mail:        thomas.christopher@lw.com

stephen.amdur@lw.com

If to the Investors:

Bluescape Energy Partners LLC

BEP Special Situations 2 LLC

200 Crescent Court, Suite 1900

Dallas, Texas 75201
Attn:                    Jonathan Siegler
E-mail:        jsiegler@bluescapepartners.com

At any time, any Party may, by notice given in accordance with this paragraph 20 to the other Party, provide updated information for notices hereunder.

21.                               Promptly following the execution of this Agreement (but in any event within five (5) business days after the date hereof), the Company shall reimburse the Investors for up to $1,100,000 of the reasonable, documented out-of-pocket fees, costs and expenses (including, without limitation, all fees, costs and expenses of legal counsel, consultants and other third-party advisors engaged by the Investors) incurred by the Investors prior to the date hereof in connection with their investment in the Company, including, without limitation, the negotiation, execution and effectuation of this Agreement and the matters contemplated hereby.

22.                               Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution and delivery of this Agreement, and that it has executed this Agreement with the advice of such counsel.  Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

23.                               This Agreement may be executed by the Parties in separate counterparts (including by fax, jpeg, .gif, .bmp and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

If the terms of this Agreement are in accordance with your understanding, please sign below, whereupon this Agreement shall constitute a binding agreement among us.

Very truly yours,

NRG ENERGY, INC.

By:	/s/ David Hill
	Name:	David Hill
	Title:	Executive Vice President &
General Counsel

[Signature Page to Cooperation Agreement]

Accepted and agreed to as of the date first written above:

BLUESCAPE ENERGY PARTNERS LLC

By:	/s/ Jonathan Siegler
	Name:	Jonathan Siegler
	Title:	Chief Financial Officer

BEP SPECIAL SITUATIONS 2 LLC

By:	/s/ Jonathan Siegler
	Name:	Jonathan Siegler
	Title:	Chief Financial Officer

[Signature Page to Cooperation Agreement]

Schedule I

Alternate Appointees to the Committee

1.              Lawrence S. Coben

2.              Evan J. Silverstein

3.              Anne C. Schaumburg

4.              E. Spencer Abraham

5.              Paul W. Hobby

Schedule II

Existing Committees of the Board

1.              Governance and Nominating Committee

2.              Audit Committee

3.              Finance and Risk Management Committee

4.              Compensation Committee

5.              Nuclear Oversight Committee

Exhibit A

Form of Company Press Release

(See attached.)

NRG Announces Cooperation Agreement with
Elliott Management and Bluescape Energy Partners

NRG Names Lawrence Coben as Chairman of the Board;

NRG Forms Business Review Committee; and

C. John Wilder and Barry T. Smitherman to Join NRG Board

PRINCETON, NJ — February 13, 2017 — NRG Energy, Inc. (NYSE: NRG) (“NRG” or “the Company”) today announced that it has entered into cooperation agreements with affiliates of each of Elliott Management Corporation (such affiliates, “Elliott”) and Bluescape Energy Partners LLC (such affiliates, “Bluescape”). Funds affiliated with Elliott have economic exposure to an aggregate of approximately 6.9% of the Company’s common stock and funds affiliated with Bluescape beneficially own an aggregate of 2.5% of the Company’s common stock.

Pursuant to the terms of the cooperation agreements, Howard Cosgrove and Edward R. Muller have announced their retirement from the NRG Board of Directors (the “Board”) and have stepped down from the Board after years of exemplary and dedicated service. Lawrence Coben, a director of the Company, was named Chairman of the Board as Cosgrove’s successor. C. John Wilder, Bluescape Energy Partners’ Executive Chairman, and Barry Smitherman, former Chair of the Public Utility Commission of Texas, have been appointed to the Board.

In addition, NRG has formed a five-person ad hoc committee of the Board — the Business Review Committee (the “Committee”). The Committee will work closely with NRG’s Board, Chief Executive Officer Mauricio Gutierrez and NRG’s management team to comprehensively review and make specific recommendations to the Board in four key areas:

1.              Operational and cost excellence initiatives

2.                   Potential portfolio and/or asset de-consolidations, dispositions and optimization

3.                   Capital structure and allocation

4.                   Broader strategic initiatives

The Committee will be chaired by Wilder and will have four other members: Smitherman, Gutierrez, Paul Hobby and Anne Schaumburg. Upon approval by the Board, the charter for the Committee shall authorize the retention of consultants and advisors. The Committee plans to expeditiously conduct its review and make any relevant recommendations to the Board. Subsequently, NRG expects to provide a comprehensive update to the market as promptly as practicable.

“Over the past year, NRG has made strides in streamlining our business, reducing costs, strengthening our balance sheet, selling non-core assets and exiting unprofitable business lines. We remain committed to building on that progress and I look forward to the contributions of our new directors and the new committee as we take further steps to improve performance and build shareholder value,” said Gutierrez. “I personally want to express my deep appreciation to Howard and Ed for their dedicated service to the Company and its stakeholders.”

“John and Barry bring broad experience across all areas of our business and we look forward to benefiting from their expertise and participation in the boardroom. We welcome them to the NRG Board,” said Coben. “I also want to thank Howard and Ed for their stewardship through their time on the Board.”

“We have tremendous confidence in Mauricio and his management team, and I look forward to working together with his team and the Board on a comprehensive high-performance plan for the benefit of all NRG stakeholders,” said Wilder. “I believe the Committee is the ideal way to take a fresh approach and conduct a comprehensive, fact-based performance assessment. I pledge to my fellow shareholders that the Business Review Committee will leave no stone unturned in our review. I believe a focus on a relentless execution of this plan will have the long-term benefit of furthering NRG as the preeminent integrated power company.”

“I want to thank Mauricio and his team for the collaborative, constructive approach they have taken in reaching today’s agreement,” said Jeff Rosenbaum, Portfolio Manager at Elliott. “We are confident that the new additions to NRG’s Board and the newly formed Business Review Committee, tasked with developing and overseeing the high-performance plan, will lead to tremendous value creation for all NRG stakeholders. As shareholders, we look forward to supporting the Board in its work to enable NRG to thrive in any market environment.”

Pursuant to the cooperation agreements, Elliott and Bluescape have each agreed to customary standstill, voting, and other provisions. The full cooperation agreement between NRG and Elliott and the full cooperation agreement between NRG and Bluescape will be filed on a Form 8-K with the Securities and Exchange Commission.

Morgan Stanley & Co. LLC and Goldman, Sachs and Co. are serving as financial advisors to the Company and Latham & Watkins is serving as legal counsel.

About Lawrence Coben

Larry Coben has been a director of NRG since December 2003. During his tenure, he has served as the Chair of several of the Board’s committees. Over the last 13 years, he has acted as chairman and chief executive officer for various affiliates of Tremisis Energy Corporation LLC. He has served on the board of directors of SAESA (2008-2010), a Chilean utility, Prisma Energy (2003-2006), the post-bankruptcy filing successor company to Enron, as well as currently serving on the advisory board of Morgan Stanley Infrastructure II L.P. Dr. Coben was formerly Chief Executive Officer of the NYSE-traded Bolivian Power Company, a managing director of Liberty Power Corp and Liberty Power Latin America, and a Senior Vice President of Catalyst Energy. Dr. Coben is also Executive Director of the Sustainable Preservation Initiative and a Consulting Scholar at the University of Pennsylvania Museum of Archaeology and Anthropology.

About C. John Wilder

C. John Wilder is the Executive Chairman and a member of Investment Committees of three investment vehicles: (i) Bluescape Resources Company; (ii) Parallel Resource Partners; (iii) and Bluescape Energy Partners. Wilder serves as chairman of the board and as a director on several portfolio companies. Wilder also serves as executive chairman and director of EXCO Resources (NYSE: XCO).

About Barry Smitherman

Barry T. Smitherman is currently an energy industry consultant and senior advisor, as well as an adjunct professor of Energy Law at The University of Texas School of Law. Smitherman is a former partner in an international law firm, a former chairman of two Texas energy-related state agencies and a former managing director of an investment bank. He is the only person to ever serve on both the Public Utility Commission of Texas (PUCT) and the Railroad Commission of Texas (RRC) and is a recognized authority on a number of energy topics, including those affecting wholesale power generation, retail electric providers, regulated electric and gas utilities, oil and gas operators, coal mining operators, and pipeline developers.

About NRG

NRG is the leading integrated power company in the U.S., built on the strength of the nation’s largest and most diverse competitive electric generation portfolio and leading retail electricity platform. A Fortune 200 company, NRG creates value through best in class operations, reliable and efficient electric generation, and a retail platform serving residential and commercial businesses. Working with electricity customers, large and small, we continually innovate, embrace and implement sustainable solutions for producing and managing energy. We aim to be pioneers in developing smarter energy choices and delivering exceptional service as our retail electricity providers serve almost 3 million residential and commercial customers throughout the country.

About Elliott

Elliott Management Corporation manages two multi-strategy hedge funds which combined have approximately $31 billion of assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest hedge funds under continuous management. The Elliott funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

About Bluescape

Bluescape, founded in 2007, is a private investment firm focused on value-oriented investments in the upstream oil and gas and power industries. Bluescape employs a unique approach and long-term perspective, helping position companies for growth and value creation by providing capital and strategic oversight with its multi-disciplined team of executive-level managers, operators, strategic consultants, and restructuring advisors.

###

Contacts:

Media:	Investors:

Marijke Shugrue	Kevin L. Cole, CFA
609.524.5262	609.524.4526

Lindsey Puchyr
609.524.4527

Exhibit B

Form of Investor Confidentiality Agreement

(See attached.)

PERSONAL AND CONFIDENTIAL

February 13, 2017

Bluescape Energy Partners LLC

BEP Special Situations 2 LLC

200 Crescent Court, Suite 1900

Dallas, Texas 75201

Ladies and Gentlemen:

This letter agreement shall become effective upon the appointment of the New Investor Director to the Board of Directors (the “Board”) of NRG Energy, Inc. (the “Company”) pursuant to the cooperation agreement, dated as of the date hereof, between the Company and you (the “Cooperation Agreement”). Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Cooperation Agreement. Upon the terms of, and subject to the conditions in, this letter agreement, you and your Representatives, may receive certain information about the Company and its subsidiaries from C. John Wilder, Jr. or his replacement chosen in accordance with the Cooperation Agreement (Mr. Wilder and any such replacement, the “New Investor Director”) that is confidential and proprietary, the disclosure of which could harm the Company and its subsidiaries. You understand and agree that the New Investor Director shall be subject to his or her fiduciary duties to the Company and its stockholders. It is understood and agreed that the New Investor Director shall not disclose to you or your Representatives (i) any information of a third party in the possession of the Company or any of its subsidiaries that, based on advice of legal counsel, the Company or any of its subsidiaries is prohibited from disclosing pursuant to any contractual or other legal obligation or duty of confidentiality to such third party of which the New Investor Director has previously been notified; provided that, at the request of the New Investor Director, the Company will use commercially reasonable efforts to obtain a waiver or consent from any such third party to permit the New Investor Director to share such information with you and your Representatives pursuant to the terms of this agreement; or (ii) any legal advice provided by external or internal counsel to the Company or any of its subsidiaries if such disclosure may constitute a waiver of the Company’s or any of its subsidiaries’ attorney-client privilege or attorney work-product privilege (both with respect to internal and external legal counsel) that is identified as such to the New Investor Director by or on behalf of the Company or any of its subsidiaries.

As a condition to being furnished such information, you agree to treat any information, whether written or oral, concerning the Company or any of its subsidiaries that is furnished to you or your Representatives by or on behalf of the New Investor Director, the Company or its Representatives (herein collectively referred to as the “Confidential Information”) on or after the date hereof in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions as set forth herein. The term “Confidential Information” includes, without limitation, all data or other documents furnished to you or your Representatives (as defined below) or prepared by you or your Representatives to the extent such materials reflect or are based upon the Confidential Information. The term “Confidential Information” does not include information that (a) is or becomes available to you or your Representatives on a nonconfidential basis from a source other than the Company or its Representatives; provided that such source is not known by you or your Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation to, the Company or any of its subsidiaries that prohibits such disclosure, (b) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this letter agreement, (c) has been or is independently developed by you or your Representatives without the use of the Confidential Information or (d) was already in your or your Representatives’ possession on a nonconfidential basis prior to receiving such information from the Company or any of its Representatives hereunder; provided that the source of such information is not known by you or your Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation to, the Company or any of its subsidiaries that prohibits such disclosure. For purposes of this letter agreement, the term “Representatives” shall include (i) with respect to you, your affiliated funds (collectively, the “Funds”) and your and your Funds’ general (but not limited) partners, members, managers, directors, officers, employees, agents, representatives, attorneys, accountants, financial advisors and other professional representatives, in each case, acting on your behalf; provided that the term Representatives shall expressly exclude, to the extent they do not receive Confidential Information from you or on your behalf, (x) your portfolio companies or any other companies in which you have an investment and (y) any of your Funds’ portfolio companies and any other companies in which they have an investment; and (ii) with respect to the Company, its subsidiaries, and its and their respective directors, officers, employees, agents, representatives, attorneys, accountants, financial advisors and other professional representatives.

1.              You hereby agree that the Confidential Information will be kept confidential and used solely for the purpose of monitoring and evaluating your investment in the Company; provided, however, that the Confidential Information may be disclosed (i) to

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any of your Representatives who need to know such information solely for the purpose of a monitoring and evaluating your investment in the Company, (ii) in accordance with paragraph 3 of this letter agreement, or (iii) as the Company may otherwise consent in writing. All such Representatives shall (A) be informed by you of the confidential nature of the Confidential Information, (B) agree to keep the Confidential Information strictly confidential, and (C) be advised of the terms of this letter agreement. You agree to be responsible for any breaches of any of the provisions of this letter agreement by any of your Representatives as if they were party hereto (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company may have against your Representatives with respect to such breach). For the avoidance of doubt, nothing in this letter agreement shall prevent you or your Affiliates from trading or engaging in any derivative or other transaction involving the Company’s securities subject to applicable law, the terms of this agreement and, so long as the New Investor Director is an individual employed by the undersigned or one of its Affiliates, compliance with the Company’s insider trading policy and the terms of the Cooperation Agreement.

2.              You hereby acknowledge that you and your Representatives are aware that the Confidential Information may contain material, non-public information about the Company, and that the U.S. securities laws may restrict any person who has material, non-public information about a company from purchasing or selling any securities of such company while in possession of such information, and further acknowledge your obligations and those of your Representatives (as applicable) under Section 10 of the Cooperation Agreement.

3.              Notwithstanding anything to the contrary provided in this letter agreement, in the event you or any of your Representatives are required by deposition, interrogatory, request for documents, subpoena, court order, similar judicial process, civil investigative demand or similar process or pursuant to a formal request from a regulatory examiner (any such requested or required disclosure, an “External Demand”) or are otherwise required pursuant to applicable law, regulation or the rules of any national securities exchange (as determined based on advice of outside legal counsel) to disclose all or any part of the Confidential Information, you agree, and you agree to cause your Representatives, to the extent permitted by applicable law, to (a) promptly notify the Company of the existence, terms and circumstances surrounding such External Demand or other requirement, (b) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or disclosure, and (c) in the case of any External Demand, assist the Company, at the Company’s request and expense, in seeking a protective order or other appropriate remedy to the extent available under the circumstances. Notwithstanding the foregoing, no such notice shall be required in the case of a routine audit or regulatory or administrative review not specifically related to the Company or any of its subsidiaries or this letter agreement; provided that you or your Representatives, as the case may be, shall promptly notify the Company in the event that all or any portion of the Confidential Information is reasonably likely to be publicly disclosed as a result of such audit or review, and shall cooperate with the Company as contemplated by the immediately preceding sentence. In the event that such protective order or other remedy is not obtained or not available or that the Company waives compliance with the provisions hereof, (i) you or your Representatives, as the case may be, may disclose only that portion of the Confidential Information which you or your Representatives are advised by outside legal counsel is legally required to be disclosed, and you or your Representatives shall (in the case of any External Demand), at the Company’s request and expense, exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information, and (ii) you and your Representatives shall not be liable for such disclosure, unless such disclosure was caused by or resulted from a previous disclosure by you or your Representatives in violation of this letter agreement. For the avoidance of doubt, it is understood and agreed that there shall be no “applicable law,” “regulation” or “rule” requiring you or your Representatives to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, you or your Affiliates or Representatives would be prohibited from purchasing, selling or engaging in derivative or other voluntary transactions with respect to the securities of the Company or you or your Affiliates or Representatives would be unable to file any proxy materials or tender or exchange offer materials in compliance with Section 14 of the Exchange Act or the rules promulgated thereunder; provided, however, that following the Restricted Period, in connection with the filing or dissemination of proxy materials in compliance with Section 14(a) of the Exchange Act or the rules promulgated thereunder, you may, solely to the extent you and the Company agree in good faith that such disclosure is required by applicable law, including Section 14 of the Exchange Act or the rules promulgated thereunder, and after consultation with outside counsel, disclose Confidential Information; provided further, that you shall have previously afforded the Company reasonable opportunity to review such disclosure and reflect any changes that may be reasonably necessary to maintain the confidential nature of such Confidential Information in a manner that complies with applicable law.

4.              Upon the Company’s demand following the termination of this letter agreement in accordance with its terms, you and your Representatives shall either promptly (at your option) (a) destroy the Confidential Information and any copies thereof, or (b) return to the Company all Confidential Information and any copies thereof, and, in either case, confirm in writing to the

2

Company that all such material has been destroyed or returned, as applicable, in compliance with this letter agreement; provided that you and your Representatives shall be permitted to retain Confidential Information to the extent necessary to comply with applicable law, professional standards or such person’s document retention policies of general application, or to the extent disclosed pursuant to an External Demand, and (ii) the foregoing shall not require the deletion of Confidential Information from computer archives maintained in the ordinary course. Notwithstanding the destruction or return of Confidential Information, you and your Representatives shall continue to be bound by the obligations contained herein with respect to any Confidential Information retained by you or your Representatives for such period of time as you and such Affiliates or Representatives retain such Confidential Information until such Confidential Information is returned or destroyed or no longer constitutes Confidential Information pursuant to the terms hereof.

5.              You acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this letter agreement by you or your Representatives and that the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach (or threatened breach), without proof of damages, and each party further agrees to waive, and use its reasonable best efforts to cause its Representatives to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedies shall not be the exclusive remedies for a breach of this letter agreement, but will be in addition to all other remedies available at law or in equity.

6.              You agree that (a) none of the Company or its Representatives shall have any liability to you or your Representatives resulting from the selection, use or content of the Confidential Information by you or your Representatives and (b) none of the Company or its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information. This letter agreement shall not create any obligation on the part of the Company or its Representatives to provide you or your Representatives with any Confidential Information, nor shall it entitle you or your Representatives (other than the New Investor Director in his capacity as a director of the Company) to participate in any meeting of the Board or any committee thereof. You and your Representatives shall not directly or indirectly initiate contact or communication with any executive or employee of, or advisor to, the Company other than as permitted by the terms of the Cooperation Agreement and as otherwise may be approved in writing by the Company, in each case, concerning Confidential Information; provided, however, the restrictions set forth in this sentence shall not apply to the New Investor Director. All Confidential Information shall remain the property of the Company and its subsidiaries. Neither you nor any of your Representatives shall by virtue of any disclosure of and/or your or their use of any Confidential Information acquire any rights with respect thereto, all of which rights shall remain exclusively with the Company and its subsidiaries.

7.              No failure or delay by any party or any of its Representatives in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, and no modification hereof shall be effective, unless in writing and signed by the parties.

8.              The illegality, invalidity or unenforceability of any provision hereof under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction, nor the legality, validity or enforceability of any other provision.

9.              This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Each of the parties (a) irrevocably and unconditionally consents to the personal jurisdiction and venue of the federal or state courts, in each case, located in Wilmington, Delaware; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it shall not bring any action relating to this letter agreement or otherwise in any court other than such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. Each of the parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this letter agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No party shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

10.       This letter agreement and the Cooperation Agreement (including the schedules and exhibits thereto) constitute the only agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written. This letter agreement may be amended only by an agreement in writing executed by the parties hereto.

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11.       This letter agreement may be executed in separate counterparts (including by fax, .jpeg, .gif, .bmp and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

12.       Except as otherwise set forth herein, this letter agreement shall terminate two (2) years from the date on which the New Investor Director ceases to be a director of the Company; provided that you and your Representatives shall maintain in accordance with the confidentiality obligations set forth herein any Confidential Information constituting trade secrets for such longer time as such information constitutes a trade secret of the Company or any of its subsidiaries under applicable law; and provided further, that any liability for breach of this letter agreement prior to such termination shall survive such termination.

13.       Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this letter agreement, and that it has executed this letter agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this letter agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this letter agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this agreement shall be decided without regards to events of drafting or preparation.

[Signature pages follow.]

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Very truly yours,

NRG ENERGY, INC.

By:
Name:
Title:

[Signature Page to Investor Confidentiality Agreement]

Confirmed and Agreed to:

BLUESCAPE ENERGY PARTNERS LLC

By:
Name:	Jonathan Siegler
Title:	Chief Financial Officer

BEP SPECIAL SITUATIONS 2 LLC

By:
Name:	Jonathan Siegler
Title:	Chief Financial Officer

[Signature Page to Investor Confidentiality Agreement]